POWER OF ATTORNEY


	KNOW ALL MEN BY THESE
PRESENTS, that the undersigned
director or officer of Corn Products
International, Inc., a Delaware
corporation (the "Company"),does
hereby severally make, constitute
and appoint MARCIA E. DOANE,
Corporate Secretary of the Company,
and JAMES J. HIRCHAK, Vice President
Human Resources of the Company, his
true and lawful attorney to execute,
deliver and file, for and on his behalf, any and all reports on Forms 3, 4 and 5 relating to beneficial ownership of securities issued by the Company, until such date as the undersigned ceases to be required to file such reports.

      IN WITNESS WHEREOF, the undersigned
has hereunto executed this Power of Attorney this 17th day of March, 2005.



			/s/Gregory B. Kenny
			Gregory B. Kenny